Exhibit 10(a)
AMENDMENT NUMBER THREE
TO THE
HARRIS CORPORATION RETIREMENT PLAN

WHEREAS, Harris Corporation, a Delaware corporation (the “Corporation”), heretofore has adopted and maintains the Harris Corporation Retirement Plan, as amended and restated effective January 1, 2016 (the “Plan”);
WHEREAS, pursuant to Section 17.1 of the Plan, the Management Development and Compensation Committee of the Corporation’s Board of Directors (the “Compensation Committee”) has the authority to amend the Plan;
WHEREAS, pursuant to Section 13.3 of the Plan, the Compensation Committee has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt non-material amendments to the Plan;
WHEREAS, the Corporation has determined (i) to modify the rate of matching contributions applicable to certain participants in the Plan and (ii) to provide prior service credit under the Plan with respect to certain former employees of Tait Communications; and
WHEREAS, the Employee Benefits Committee desires to amend the Plan accordingly and has determined that the above-described amendments are not material.
NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended as follows, effective as of August 1, 2016 or as of such other date set forth herein:
1.    Article 2 of the Plan hereby is amended (i) to delete therefrom the definitions of “HITS Business Unit Employee”, “Legacy Crucial Employee”, “Legacy HCS GS Employee” and “Legacy HTSC Employee” and (ii) to add thereto the following new definition of “Mission Sustainment Employee”:
Mission Sustainment Employee. An Eligible Employee assigned to perform services primarily in support of, and designated in company records as a member of, the division of the Company and its affiliates identified as “Mission Sustainment.”

2.    Article 2 of the Plan hereby is further amended to add the following new sentence at the end of the “Legacy MCS Employee” definition set forth therein:
For the avoidance of doubt, an Eligible Employee who meets the definition of “Legacy MCS Employee”, but who simultaneously meets the definition of “Wage Determination Employee”, “TARS Employee”, “Mission Sustainment Employee”, “CapRock Employee” or “MCS Employee” shall be considered a “Legacy MCS Employee” for purposes of Section 4.2, Matching Contributions.
3.    Section 4.2 of the Plan hereby is amended in its entirety to read as follows:
Section 4.2.    Matching Contributions. (a) In General. Subject to the limitations set forth in Article 6, and except as otherwise provided in an Appendix for a specified group of Employees, each Employer shall make a matching contribution for each payroll period on behalf of each of its Eligible Matching Participants who has been credited with one Year of Service. Except as otherwise provided in an Appendix for a specified group of Employees, the rate of such matching contribution shall be as set forth in Section 4.2(b), (c), (d), (e) or (f), as applicable.
(b) Wage Determination Employees and TARS Employees. The rate of matching contribution with respect to a Wage Determination Employee or a TARS Employee shall equal 50% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 4% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions.
(c) Mission Sustainment Employees. The rate of matching contribution with respect to a Mission Sustainment Employee (other than a Mission Sustainment Employee who is a Wage Determination Employee or TARS Employee or whose matching contribution, if any, is governed by an Appendix hereto) shall equal 50% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 6% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions.

(d) Legacy MCS Employees. The rate of matching contribution with respect to a Legacy MCS Employee shall equal 100% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 6% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions.
(e) CapRock Employees and MCS Employees. The rate of matching contribution with respect to a CapRock Employee or a MCS Employee, in each case who is not a Mission Sustainment Employee or a Legacy MCS Employee, shall equal 100% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 5% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions.
(f) Other Eligible Employees. The rate of matching contribution with respect to an Eligible Employee who is not a Wage Determination Employee, a TARS Employee, a Mission Sustainment Employee, a CapRock Employee or a MCS Employee shall equal 100% of the aggregate of (i) the pre-tax contribution and/or designated Roth contribution made on behalf of such Participant pursuant to Section 4.1(a) and (ii) the after-tax contribution made on behalf of such Participant pursuant to Section 5.1(a); provided, however, that pre-tax, designated Roth and after-tax contributions in excess of 6% of a Participant’s Compensation for a payroll period shall not be considered for purposes of matching contributions.
(g)    Contributions Not Eligible for Match. Notwithstanding the foregoing or any other provision within this Plan to the contrary (including the Appendices hereto), an Employer shall not make a matching contribution with respect to (i) any contribution to the Plan of PRP Compensation or (ii) any catch-up contribution made pursuant to Section 4.1(d).
4.    Effective August 15, 2016, Schedule A of the Plan, “Special Rules Applying to Transfer Contributions and Transferred Employees” hereby is amended to add the following new item 9 thereto:

9.    Former Employees of Tait Communications
(a)    In General. Effective on or around August 15, 2016, certain former employees of Tait Communications (the “Former Tait Employees”) became employed by the Company and its affiliates as a result of an agreement between the Company and Tait Communications pursuant to which the Company became the exclusive distributor in North America for certain products co-branded by the Company and Tait Communications.
(b)    Service. Service with Tait Communications shall be credited for purposes of the Plan with respect to the Former Tait Employees.

APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 1st day of August, 2016.
/s/ Adam Histed
Adam Histed, Chairperson

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